Registration Statement No. 333-156423
Dated June 2, 2009
Filed pursuant to Rule 433

Contact:	Media Relations Mark Lake 212 762 6927 Mary Claire Delaney 212 762 6880	Investor Relations Suzanne Charnas 212 761 3043

Morgan Stanley Announces $2.2 Billion Public Offering of Common Equity

NEW YORK, June 2, 2009 – Morgan Stanley (NYSE: MS) announced today that it intends to raise $2.2 billion in common equity to satisfy a supervisory condition to enable it to redeem TARP (Troubled Asset Relief Program) preferred capital.  While approval for repayment has not been granted, Morgan Stanley believes that upon completion of this capital raise it will have satisfied the criteria for fully redeeming the TARP preferred capital and expects to redeem it before the end of June.  The offering is expected to include China Investment Corporation and Mitsubishi UFJ Financial Group, Inc.

Morgan Stanley & Co. Incorporated will serve as the bookrunner for the offering.  The underwriter will have a 30-day option to purchase up to an additional 5 percent of the offered amount of common stock from Morgan Stanley to cover over-allotments, if any.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

Morgan Stanley has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

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